Exhibit 99.1

 Evofem Biosciences Reports First Quarter 2019
Financial Results and Provides Corporate Update

Management to Host Conference Call at 11:00 a.m. EDT

SAN DIEGO, May 7, 2019 - Evofem Biosciences, Inc., (NASDAQ: EVFM) ("Evofem" or the "Company"), a clinical stage biopharmaceutical company, today reported financial results for the three- month period ended March 31, 2019. First quarter and recent highlights include:

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Entered into a securities purchase agreement pursuant to which Evofem may raise up to $80 million through a private placement of common stock from new and existing investors, including a strategic investment from PDL BioPharma (NASDAQ: PDLI), and closed $30 million in the first tranche;

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Held positive and constructive Type B meeting with the U.S. Food and Drug Administration (FDA) regarding the New Drug Application (NDA) for Amphora®, the Company's lead Multipurpose Vaginal pH Regulator™ (MVP-R) candidate, for the prevention of pregnancy; and,

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Completed patient enrollment in AMPREVENCE, the Company's Phase 2b clinical trial evaluating the ability of Amphora to prevent urogenital acquisition of Chlamydia trachomatis (primary endpoint) and Neisseria gonorrhea (secondary endpoint) in women, from which top-line data are expected in fall 2019.

"I am very pleased with our continued execution on all fronts and especially our recently announced financing," said Saundra Pelletier, Chief Executive Officer of Evofem. "This quarter, our dynamic leadership team successfully navigated strategic investments, made significant progress toward the resubmission of the Amphora NDA for the prevention of pregnancy, and advanced a landmark clinical trial of Amphora for prevention of certain sexually transmitted diseases. This momentum will continue through 2019 as we prepare for the commercialization of the first hormone-free MVP-R birth control method in the U.S. in 2020, assuming FDA approval."
First Quarter Financial Results
For the quarter ended March 31, 2019, total operating expense was $13.6 million, compared to total operating expense of $21.0 million for the quarter ended March 31, 2018.
Research and development costs were $7.9 million in the first quarter of 2019 versus $12.0 million in the prior year quarter. This $4.1 million decrease was primarily related to clinical trial activity, with a $7.5 million decrease in AMPOWER trial costs offset by a $3.0 million increase in AMPREVENCE trial costs in the first quarter of 2019.
General and administrative costs were $5.7 million in the first quarter of 2019 versus $9.0 million in the prior year quarter. The $3.3 million decrease was mainly due to a $3.7 million decrease in professional services and personnel costs attributable to one-time costs associated with our merger completed in January 2018. The decrease associated with these one-time costs was partially offset by a $1.2 million increase in noncash stock-based compensation recognized in the current period mainly associated with stock-based awards granted during 2018 for which no stock-based compensation was recognized prior to March 31, 2018.

Total other expense was $4.4 million in the first quarter of 2019 versus $48.1 million in the prior year quarter. Total other expense in the current period included a noncash change in fair value of warrants as a result of modifications to the warrants exercised and related issuance of reload warrants in February 2019. Total other expense in the prior year quarter included noncash losses on the issuance of warrants and for the change in fair value of the Series D 2X liquidation preference.
As a result, net loss attributable to common stockholders was $18.1 million, or $(0.67) per share, for the quarter ended March 31, 2019, compared with a net loss of $69.1 million, or $(4.62) per share, for the prior year quarter.
Liquidity and Subsequent Material Events
Unrestricted cash was $0.2 million at March 31, 2019, as compared to $1.3 million at December 31, 2018.
In April 2019, the Company raised $30 million from the sale of 6,666,667 shares of common stock to PDL BioPharma at $4.50 per share and warrants to purchase up to 1,666,667 shares of Evofem common stock at an exercise price of $6.38 per share.  This strategic investment is expected to be the first of two tranches under a securities purchase agreement. The second tranche, if closed, would provide further financing, on or before June 10, 2019, of up to $50 million, comprised of PDL’s right to invest up to another $30 million and the right of Woodford Investment Management and Invesco Asset Management, LTD, both current investors in Evofem, to invest up to $20 million, in aggregate, at a purchase price of $4.50 per share.
If the second tranche of financing is completed, additional warrants to purchase up to 2,777,779 shares of common stock will be issued at a strike price of $6.38 per share, assuming the full additional $50 million is invested, and Dominique Monnet, President and CEO of PDL BioPharma, is expected to be appointed to the Evofem Board of Directors as PDL’s designee.
Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results and business highlights as follows:

Date	Tuesday May 7, 2019
Time	11:00 a.m. EDT
Dial-in numbers	(866) 503-5561 (U.S. toll-free) or (253) 336-2965
Passcode	9851099
Webcast (live and archived)	www.evofem.com under "Investors" or click here
The teleconference replay will be available approximately two hours after completion through Sunday, May 12, 2019, at (855) 859-2056 (U.S.) or (404) 537-3406 (International). The replay access code is 9851099. The archived webcast will be available via the aforementioned URLs for one year.
About Evofem Biosciences
Evofem Biosciences, Inc., is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem Biosciences aims to advance the lives of women by developing innovative solutions, such as woman-controlled contraception and potential protection from certain sexually transmitted infections ("STIs").  The Company is leveraging its proprietary Multipurpose Vaginal pH Regulator™ (MVP-R) platform to develop Amphora® (L-lactic acid, citric acid and potassium bitartrate) for birth control and prevention of urogenital acquisition of certain STIs.

Amphora is designed to regulate vaginal pH within the normal range of 3.5 to 4.5. This maintains an acidic environment which is inhospitable to sperm as well as certain viral and bacterial pathogens associated with sexually transmitted infections but is integral to the survival of healthy bacteria in the vagina. For more information, please visit www.evofem.com.

Amphora® is a registered trademark and Multipurpose Vaginal pH Regulator™ is a trademark of Evofem Biosciences, Inc.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the closing of the second tranche, quarterly use of cash, the anticipated results of the Phase 2b clinical trial of Amphora to prevent urogenital acquisition of Chlamydia trachomatis and Neisseria gonorrhea in women, and any expected completion date or general timing for this clinical trial, the potential FDA approval of Amphora, and the potential commercial launch of Amphora. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of Evofem Biosciences' assets and business are disclosed in the risk factors contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem Biosciences does not undertake any duty to update any forward-looking statement except as required by law.

Contact
Investor Relations
Amy Raskopf
Evofem Biosciences
araskopf@evofem.com
M: (917) 673-5775
Media
Greg Jawski
Porter Novelli
Greg.jawski@porternovelli.com
M: (917) 749-4964

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$184	$1,330
Restricted cash	416	431
Note payable	4,010	4,010
Total current liabilities	32,085	27,329
Total stockholders’ deficit	(28,851)	(23,356)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$7,889	$11,959
General and administrative	5,743	9,027
Total operating expenses	13,632	20,986
Loss from operations	(13,632)	(20,986)
Other income (expense):
Interest income	18	30
Other expense, net	(14)	(50)
Loss on issuance of warrants	—	(47,920)
Change in fair value of warrants	(4,440)	—
Change in fair value of Series D 2X liquidation preference	—	(130)
Total other expense, net	(4,436)	(48,070)
Loss before income tax	(18,068)	(69,056)
Income tax expense	—	—
Net loss	(18,068)	(69,056)
Accretion of Series D redeemable convertible preferred stock dividends	—	(66)
Net loss attributable to common stockholders	$(18,068)	$(69,122)
Net loss per share attributable to common stockholders, basic and diluted	$(0.67)	$(4.62)
Weighted-average shares used to compute net loss attributable to common stockholders, basic and diluted	26,883,734	14,974,458

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